Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly and Six Month Earnings

          THOMASVILLE, Ala., July 28 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) (USB) today reported net income for the quarter ended June 30, 2006, of $3,476,000 compared to $3,578,000 for the same period of 2005, a 2.9% decrease.  On a diluted per share basis, net income for the second quarter of 2006 was $0.54, compared to $0.56 for the same period of 2005, a 3.6% decrease.  While net income shows a slight decrease quarter-to- date, year-to-date net income increased $276,000 from $6,880,000 in 2005 to $7,156,000 in 2006.  Likewise, net income per share increased from $1.07 in 2005 to $1.12 in 2006, a 4.7% increase.

          Net interest income increased 5.9% in the second quarter of 2006 compared to the same period in 2005.  The net yield on earning assets improved from 7.36% at June 30, 2005, to 7.54% at June 30, 2006.  This increase is due to an overall increase in the average yield on loans and investments as well as increased volume of earning assets.  An increase in non-performing assets required an increase in the provision for loan losses of $266,000 quarter-to- date, and $285,000 year-to-date, compared to last year.  Non-interest income increased slightly but was offset by increased non-interest expense and income taxes year-to-date 2006 compared to 2005.

          Performance ratios remain strong with return on average assets of 2.29% and return on average equity of 16.35%.

          At June 30, 2006, total assets amounted to $636,621,000, a 5.5% increase over June 30, 2005.  Total deposits showed an increase of $39,787,000, or 9.7%. Loans, net of unearned discount, increased 7.3% to $445,924,000, and shareholders’ equity totaled $88,051,000, which represented a book value of $13.84 per share.  Dividends remain at $0.23 per share for the second quarter.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Earnings Summary:
Net Interest Income	$10,720	$10,127	$21,455	$19,935
Provision for Credit Losses	975	709	1,790	1,505
Non-Interest Income	1,384	1,343	2,668	2,497
Non-Interest Expense	5,937	6,048	11,683	11,404
Income Before Income Taxes	5,192	4,713	10,650	9,523
Income Tax Provision	1,716	1,135	3,494	2,643
Net Income	$3,476	$3,578	$7,156	$6,880
Earnings Per Share:
Basic and Diluted	$0.54	$0.56	$1.12	$1.07
Dividends Per Share	$0.23	$0.20	$0.61	$0.55

	June 30,

	2006	2005

Balance Sheet Summary:
Total Assets	$636,621	$603,491
Total Earning Assets	576,455	548,381
Loans, Net of Unearned	445,924	415,735
Discount
Allowance for Credit Losses	7,779	7,192
Total Deposits	451,331	411,544
Common Shareholders’ Equity	88,051	84,933
Book Value Per Share	$13.84	$13.21
Average Balance Sheet Data:
Total Assets	$631,081	$599,239
Total Earning Assets	573,760	546,053
Loans, Net of Unearned Discount	444,899	407,121
Total Deposits	438,367	412,378
Common Shareholders’ Equity	88,286	83,872
Performance Ratios:
Return on Average Assets	2.29%	2.31%
Return on Common Equity	16.35%	16.54%
Average Shares Outstanding:
Basic and Diluted	6,404,628	6,428,702

          Statements contained in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USB’s senior management based upon current information and involve a number of risks and uncertainties.  Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USB or its senior management should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE  United Security Bancshares, Inc.
           -0-                                                  07/28/2006
           /CONTACT:  Larry Sellers or Robert Steen, both of United Security Bancshares, Inc., +1-334-636-5424/
           (USBI)